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                                                                    EXHIBIT 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Lamar Advertising Company (the "Registrant") of our report dated August 25, 1995 with respect to the balance sheet of Martin & MacFarlane, Inc. as of June 30, 1995 and the related statements of income, retained earnings and cash flows for the year then ended, which report appears in the Registrant's filing on Form 8-K dated July 6, 1999. We also consent to the reference to our firm under the heading "Experts" in the Registration Statement on Form S-4 and the Prospectus.


BARBICH LONGCRIER HOOPER & KING
Accountancy Corporation



By:  /s/ Geoffrey B. King
    ------------------------------
    Geoffrey B. King, CPA



Bakersfield, California
October 18, 2000